Lehigh Gas Partners LP Announces the Acquisition of Petroleum Marketers, Inc. for $61 million

ALLENTOWN, PA (May 1, 2014) - Lehigh Gas Partners LP (NYSE: LGP) (the "Partnership") announced today that it acquired, effective April 30, 2014, Roanoke, VA based Petroleum Marketers, Inc. ("PMI" or the "Company") for net total consideration of $61 million.

PMI operates two primary lines of business: convenience stores and petroleum products distribution. In its convenience store business, PMI operates 85 convenience stores and 9 co-located branded quick service restaurants located primarily along the Interstate 81 corridor in Virginia, with a concentration in the Roanoke, VA area. For the twelve month period ending 12/31/13, the convenience stores distributed 91 million gallons of motor fuel, approximately 57 and 23 million gallons of which were Shell and Exxon branded, respectively, and had $93 million in non-fuel revenue at its convenience store locations. The convenience stores operate under the Company's own proprietary convenience store brand, Stop in Food Stores. The Partnership initially intends to operate the convenience stores within the Partnership and expects to transfer the operations of certain sites over time to third parties and to affiliate entities outside of the Partnership.

The petroleum products business distributes motor fuels and other petroleum products to customers throughout Virginia, West Virginia, Tennessee and North Carolina. For the twelve month period ending 12/31/13, the Company distributed approximately 191 million gallons of petroleum products. As part of the acquisition of PMI, LGP divested the lubricants portion of the petroleum products distribution business at closing for $14 million, which is reflected in the net total consideration for PMI of $61 million. The lubricants business was divested to an unrelated entity financed by the Chairman and CEO of LGP, Joe Topper, with the intent to sell the business to an independent third party at a later date. As part of the purchase agreement for the divestiture of the lubricants business, LGP is entitled to receive the profit, if any, from the sale of the lubricants business to an independent third party. The lubricants business divestiture transaction was reviewed and approved by the conflicts committee of the general partner of LGP.

"We are extremely excited about the acquisition of PMI," said Chairman and CEO, Joe Topper. "PMI adds materially to our presence in Virginia and complements our locations in Tennessee along the I-81 corridor. We expect to be able to realize material synergies as we integrate our operations," Topper added.

In conjunction with the acquisition of PMI and the pending acquisition of the Atlas assets, the Partnership also amended its Omnibus Agreement with its general partner and Lehigh Gas Corporation with regards to the management fee. The revised management fee consists of a base monthly fee of $670 thousand per month and a variable fee of between zero and $0.003 per gallon of wholesale fuel distributed and $0.015 per gallon of retail fuel distributed. For more detail, please see the Form 8-K filed with SEC on May 1, 2014.

The transaction was funded under the Partnership's credit facility.

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners distributes fuel to over 1,100 locations and owns or leases more than 625 sites in fourteen states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, West Virginia and Virginia. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. LGP ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

CONTACTS:

INVESTORS:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Forward-Looking Statements

This press release and any oral statements made regarding the subjects of this release may contain forward-looking statements, which may include, but are not limited to, statements regarding the Partnership's plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as "outlook," "intends," "plans," "estimates," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "anticipates," "foresees," or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon the Partnership's current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Partnership's control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Partnership on its website or otherwise. The Partnership does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the "Risk Factors" section of the Partnership's Form 10-K filed on March 10, 2014 with the Securities and Exchange Commission as well as in the Partnership's other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

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